Exhibit 99.1

News Release

For Further Information:

Jessica Gulis, 248.559.0840

ir@cnfrh.com

Conifer Holdings Reports 2021 Second Quarter Financial Results

Company to Host Conference Call at 8:30 AM ET on Thursday, August 12, 2021

Birmingham, MI, August 11, 2021 - Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) today announced results for the second quarter ended June 30, 2021.

Second Quarter 2021 Financial Highlights (compared to the prior year period)

•	Gross written premium increased 27.0% to $35.0 million
•	Commercial Lines gross written premium increased 20.9% to $30.9 million
•	Personal Lines gross written premium increased 107.4% to $4.0 million
•	Other gains were $8.9 million, which consisted of the sale of certain agency business within its wholly owned Sycamore Insurance Agency, Inc. (“Sycamore”) as described below
•	Net income of $5.6 million, or $0.57 per share, based on 9.7 million average shares outstanding
•	Book value per share of $4.53 as of June 30, 2021

James Petcoff, Chairman and CEO, commented, “We were pleased to report strong premium growth in the quarter and in the first half of 2021, produced through both expansion in our niche commercial markets as well as an improving rate environment. We continued to see challenges in development from prior years, but feel that our improved business mix over the last several years should help alleviate development as we continue to push rate and transition our business away from certain geographic regions. In addition to our growth in the quarter, our on-going expense reduction efforts generated our lowest recorded expense ratio in six years. Our goal remains to drive profitable top line growth which, coupled with efficiencies throughout our organization, we feel will lead to a consistently improving bottom line over time.”

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2021 Second Quarter Financial Results Overview

At and for the Three Months Ended June 30,			At and for the Six Months Ended June 30,		
	2021	2020	% Change	2021	2020	% Change
	(dollars in thousands, except share and per share amounts)					
Gross written premiums	$ 34,981	$ 27,545	27.0%	$ 65,354	$ 52,629	24.2%
Net written premiums	28,532	23,065	23.7%	53,015	44,116	20.2%
Net earned premiums	24,838	21,758	14.2%	47,673	43,775	8.9%
Net investment income	503	863	-41.7%	1,035	1,817	-43.0%
Net realized investment gains	1,060	245	**	3,984	1,173	**
Change in fair value of equity investments	(525)	1,576	**	(1,065)	(1,510)	
Other gains	8,910	145	**	8,910	260	**
Net income (loss)	5,552	1,505	**	916	(3,220)	**
Net income (loss) per share, diluted	$ 0.57	$ 0.16		$ 0.09	$ (0.34)	
Adjusted operating income (loss)*	(3,893)	(461)	**	(10,913)	(3,143)	**
Adjusted operating income (loss) per share, diluted*	$ (0.40)	$ (0.04)	**	$ (1.13)	$ (0.33)	**
Book value per common share outstanding	$ 4.53	$ 4.51		$ 4.53	$ 4.51	
Weighted average shares outstanding, basic and diluted	9,686,631	9,595,668		9,684,193	9,594,221	
Underwriting ratios:						
Loss ratio (1)	71.9%	54.6%		77.9%	59.6%	
Expense ratio (2)	41.3%	45.9%		42.9%	46.5%	
Combined ratio (3)	113.2%	100.5%		120.8%	106.1%	

* The "Definitions of Non-GAAP Measures" section of this release defines and reconciles data that are not based on generally accepted accounting principles.

** Percentage is not meaningful

(1) The loss ratio is the ratio, expressed as a percentage, of net losses and loss adjustment expenses to net earned premiums and other income from underwriting operations.

(2) The expense ratio is the ratio, expressed as a percentage, of policy acquisition costs and other underwriting expenses to net earned premiums and other income from underwriting operations.

(3) The combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio under 100% indicates an underwriting profit. A combined ratio over 100% indicates an underwriting loss.

2021 Second Quarter Premiums

Gross Written Premiums

Gross written premiums increased 27.0% in the second quarter of 2021 to $35.0 million, compared to $27.5 million in the prior year period. The increase was the result of growth in both Commercial and Personal Lines business as general economic and business conditions began to improve following pandemic-related softness.

Net Earned Premiums

Net earned premiums increased 14.2% to $24.8 million for the second quarter of 2021, compared to $21.8 million for the prior year period. The Company expects net earned premiums to increase throughout 2021 as the gross written premium growth achieved in the second half of 2020 continues to be earned ratably through the year.

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Commercial Lines Financial and Operational Review

The Company’s commercial lines of business, representing 88.5% of total gross written premium in the second quarter of 2021, primarily consists of property and liability coverage offered to owner-operated small- to mid-sized businesses.

Commercial lines gross written premium increased 20.9% in the second quarter of 2021 to $30.9 million, as the Company continues to emphasize growth of its specialty lines business.

The Commercial lines combined ratio was 117.4% for the three months ended June 30, 2021, compared to 101.7% in the prior year period.  The loss ratio was 76.2% for the three months ended June 30, 2021, compared with 55.9% in the prior year period while the expense ratio was 41.2% in the current year period, compared with 45.8% during the prior year period.

Commercial lines accident year combined ratio was 89.6% for the quarter.

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Personal Lines Financial and Operational Review

Personal lines, representing 11.5% of total gross written premium for the second quarter of 2021, consists largely of low-value dwelling homeowner’s insurance.

Personal lines gross written premium increased 107.4% to $4.0 million in the second quarter of 2021 compared to the prior year period, led by growth in the Company’s low-value dwelling line of business in Texas.

Personal lines combined ratio was 78.6% for the three months ended June 30, 2021, compared to 85.7% in the prior year period. Personal lines loss ratio improved to 36.6%, compared to 39.6% in the prior year period.

The personal lines accident year combined ratio was 77.7% for the quarter.

Sale of New and Renewal Rights of Sycamore Insurance Agency, Inc.

Details of Transaction

Sycamore, a wholly owned subsidiary of Conifer, is a managing general agent and wholesale broker that underwrites and distributes various property and casualty insurance products for Conifer Holdings and various other insurance markets.

On June 30, 2021, Sycamore Insurance Agency sold to Venture Holdings, Inc. select customer accounts and other related assets of some of its personal and commercial lines of business.  Sycamore will continue to produce various personal and commercial lines that it did not sell; lines which are substantially all produced for, and underwritten by, Conifer’s Insurance Company Subsidiaries.  Conifer recognized an $8.9 million gain on the sale.

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The assets sold included the customer accounts of substantially all of the personal lines business and a small subset of the commercial lines business underwritten by our Insurance Company Subsidiaries, and all of the customer accounts Sycamore produced for third-party insurers.  The business will roll over to Venture as it produces new or renewal business effective July 1, 2021.

We expect our Insurance Company Subsidiaries will continue to underwrite substantially all of the business we sold to Venture (that we underwrote prior to the transaction).  And we expect Venture to be able to grow both the business we underwrite, plus the third-party business more effectively as a separate entity outside of CHI’s group.  As of June 30, 2021, we had a non-controlling 50% interest in Venture.

Combined Ratio Analysis

Combined Ratio

The Company's combined ratio was 113.2% for the quarter ended June 30, 2021, compared to 100.5% for the same period in 2020. The Company’s accident year combined ratio for the quarter ended June 30, 2021 was 88.3%, compared to 86.6% in the prior year period.

Loss Ratio:

The Company’s losses and loss adjustment expenses were $17.9 million for the three months ended June 30, 2021, compared to $11.9 million in the prior year period. This resulted in a loss ratio of 71.9%, compared to 54.6% in the prior year period.

Expense Ratio:

The expense ratio was 41.3% for the second quarter of 2021, compared to 45.9% in the prior year period.

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Net Investment Income

Net investment income was $503,000 during the quarter ended June 30, 2021, compared to $863,000 in the prior year period.

Net Realized Investment Gains

Net realized investment gains during the second quarter were $1.1 million, compared to net realized investment gains of $245,000 in the prior year period.

Change in Fair Value of Equity Securities

During the quarter, the Company reported a loss from the change in fair value of equity investments of $525,000, compared to a gain of $1.6 million in the prior year period.

Net Income (Loss)

In the second quarter of 2021, the Company reported net income of $5.6 million, or $0.57 per share, compared to net income of $1.5 million, or $0.16 per share, in the prior year period.

Adjusted Operating Income (Loss)

In the second quarter of 2021, the Company reported an adjusted operating loss of $3.9 million, or $0.40 per share, compared to an adjusted operating loss of $461,000, or $0.04 per share, for the same period in 2020. See Definitions of Non-GAAP Measures.

Earnings Conference Call with Accompanying Slide Presentation

The Company will hold a conference call/webcast on Thursday, August 12, 2021 at 8:30 a.m. ET to discuss results for the second quarter ended June 30, 2021.

Investors, analysts, employees and the general public are invited to listen to the conference call via:

Webcast:On the Event Calendar at IR.CNFRH.com

Conference Call:844-868-8843 (domestic) or 412-317-6589 (international)

The webcast will be archived on the Conifer Holdings website and available for replay for at least one year.

About the Company

Conifer Holdings, Inc. is an insurance holding company, offering customized coverage solutions tailored to the needs of our specialty insureds.  Nationwide, Conifer markets largely through independent agents, and is traded on the NASDAQ exchange under the symbol “CNFR”.   Additional information is available on the Company’s website at www.CNFRH.com.

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Definitions of Non-GAAP Measures

Conifer prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.

We believe that investors’ understanding of Conifer’s performance is enhanced by our disclosure of adjusted operating income. Our method for calculating this measure may differ from that used by other companies and therefore comparability may be limited. We define adjusted operating income (loss), a non-GAAP measure, as net income (loss) excluding after-tax net realized investment gains and losses, excluding the tax effect of changes in unrealized gains and losses, excluding the after-tax change in fair value of equity securities. We use adjusted operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance.

Reconciliations of adjusted operating income and adjusted operating income per share:

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Forward-Looking Statement

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Conifer’s expectations regarding premiums, earnings, its capital position, expansion, and growth strategies. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. The forward-looking statements are qualified by important factors, risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including those described in our form 10-K (“Item 1A Risk Factors”) filed with the SEC on March 11, 2021 and subsequent reports filed with or furnished to the SEC. Any forward-looking statement made by us in this report speaks only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations.

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